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FORM 5
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).
/  /	Form 3 Holdings Reported
/X/	Form 4 Holdings Reported

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
			ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.	Name and Address of Reporting Person*
	Gruber,    Jon     D., 50 Osgood Place, San Francisco, CA 94133_
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  _Monterey Pasta (PSTA)

3.	IRS or Social Security Number of Reporting Person (Voluntary) ______

4.	Statement for Month/Year December 31, 2000

5.	If Amendment, Date of Original (Month/Year)	2/10/01

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X_ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	__X__ Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
	SEC 2270 (9-96)

FORM 5 (continued)							Page _2_ of _16_ Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned


1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__2/4/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __1000__		(A) or (D)  ___A___		Price ___3.68____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	_2/7/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __2900__		(A) or (D)  ___A___		Price __3.86_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___2/8/00____

3.	Transaction Code (Instr. 8)  ____P4______

FORM 5 (continued)							Page _3_ of _16_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _19,800_		(A) or (D)  ___A___		Price ___3.86____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___2/11/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _12,100___		(A) or (D)  ___A___		Price __3.75___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__2/11/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _5,000__		(A) or (D)  ___A___		Price __3.84___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

FORM 5 (continued)							Page _4_ of _16_ Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___2/29/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __2500_		(A) or (D)  ___A___		Price __3.38____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__3/1/00_____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _1500__		(A) or (D)  ___A___		Price _3.80_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__3/3/00______

3.	Transaction Code (Instr. 8)  ____P4______

FORM 5 (continued)							Page _5_ of _16_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __5000__		(A) or (D)  ___A___		Price __3.84___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__4/20/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __3000__		(A) or (D)  ___A___		Price __4.05____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__7/21/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _2800___		(A) or (D)  ___A___		Price ___4.11____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

FORM 5 (continued)							Page _6_ of _16_ Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__7/31/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _1500___		(A) or (D)  ___A___		Price __4.07____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___8/3/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _6500__		(A) or (D)  ___A___		Price __4.30___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__9/5/00____

3.	Transaction Code (Instr. 8)  ____P4______

FORM 5 (continued)							Page _7_ of _16_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount ___4500		(A) or (D)  ___A___		Price _4.73______

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____298,900____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__1/12/00___

3.	Transaction Code (Instr. 8)  ____S4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __3500__		(A) or (D)  ___D___		Price ___4.22____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)


1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__2/4/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __4400__		(A) or (D)  ___A___		Price ___3.68____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

FORM 5 (continued)							Page _8_ of _16_ Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	_2/7/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __8000__		(A) or (D)  ___A___		Price __3.86_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___2/8/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _203,300_		(A) or (D)  ___A___		Price ___3.86____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___2/11/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _330,000___		(A) or (D)  ___A___		Price __3.75___

FORM 5 (continued)							Page _9_ of _16_ Pages


5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__2/11/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _18,000__		(A) or (D)  ___A___		Price __3.84___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___2/29/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __10,000_		(A) or (D)  ___A___		Price __3.38____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

FORM 5 (continued)							Page _10_ of _16_ Pages

2.	Transaction Date (Month/Day/Year)	___3/1/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _3000__		(A) or (D)  ___A___		Price ___3.50___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__3/1/00_____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _1500__		(A) or (D)  ___A___		Price _3.80_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__3/3/00______

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __11,000__		(A) or (D)  ___A___		Price __3.84___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

FORM 5 (continued)							Page _11_ of _16_ Pages


6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___4/6/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _2300_		(A) or (D)  ___A___		Price __3.80____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___4/7/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _2000__		(A) or (D)  ___A___		Price __3.92___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__4/20/00____

3.	Transaction Code (Instr. 8)  ____P4______

FORM 5 (continued)							Page _12_ of _16_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __15,000__		(A) or (D)  ___A___		Price __4.05____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__4/25/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __1000__		(A) or (D)  ___A___		Price __3.92____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__4/26/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _19,200__		(A) or (D)  ___A___		Price __4.13___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

FORM 5 (continued)							Page _13_ of _16_ Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__5/11/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _3600__		(A) or (D)  ___A___		Price ___3.98___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__7/21/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _4000___		(A) or (D)  ___A___		Price ___4.11____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__7/31/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _3500___		(A) or (D)  ___A___		Price __4.07____

FORM 5 (continued)							Page _14_ of _16_ Pages


5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	___8/3/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _11,700__		(A) or (D)  ___A___		Price __4.30___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

2.	Transaction Date (Month/Day/Year)	__8/24/00___

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __3000__		(A) or (D)  ___A___		Price __4.36_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ___Common Stock______________

FORM 5 (continued)						Page _15_ of _16_ Pages

2.	Transaction Date (Month/Day/Year)	__9/5/00____

3.	Transaction Code (Instr. 8)  ____P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount ___15,000		(A) or (D)  ___A___		Price _4.73______

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	____2,025,400____

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).			SEC 1474 (7-96)


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) _____________________________

2.	Conversion or Exercise Price of Derivative Security  _______________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)  __________________

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title ______________________	Amount or Number of Shares ________

FORM 5 (continued)						Page _16_ of _16_ Pages

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of Derivative Securities Beneficially Owned at End of Year
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________


Explanation of Responses:

(1)	As manager of Gruber & McBaine Capital Management, LLC, a limited liability company that is a general partner of investment partnerships and investment adviser to client accounts. The securities with respect to which indirect beneficial ownership is reported are owned directly by the partnerships and client accounts.

(2)	The reporting person disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is reported, except to the extent of the reporting person's pro rata pecuniary interest therein.

					/s/ Jon D. Gruber				4/12/01
					**Signature of Reporting Person	Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 2270 (9-96)


CSR\2217\006\1141710.01